Exhibit 99.1

September 27, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc. CEO Buys EXNT Shares, Adds New Board of Director Member and Extends Consulting Relationship With Molecular Physicist

Tulsa, Okla-Sept 27, 2006 EnXnet, Inc. (OTCBB: EXNT) (German Symbol: E8U; German WKN#A0HMDW)-announces that CEO Ryan Corley exercised options to purchase 100,000 shares of restricted EXNT shares at $0.50. Additionally, EnXnet added Richard W. Martel, Jr. to the Board of Directors and extended the consulting relationship with Mr. Robert O. Myers until February 28, 2007. EnXnet, Inc. originally engaged Mr. Myers as a consultant on September 1, 2005 and had previously extended his contract in March of 2006.

It is a commitment of EXNT to only engage the utmost professional and highly skilled personnel throughout the world. Mr. Myers is the owner of ROM, a physics, electromagnetics and geophysics consulting business. He has over thirty years experience as Senior Operations Analyst for SABRE, Inc., Systems Engineer for DAC Services, Thrifty Car, Geoscan, Inc, and Borexco, Inc. He has "hands on" experience developing digital and analog prototypes and is a member of IEEE and AAAS.

Mr. Martel brings a wealth of professional experience to the EnXnet Board of Directors including, but not limited to, being the President and Co-founder of GemDepot, Inc. (an e-commerce company) and President and Co-founder of Detekt Corporation (a non-destructive infrared services company). Additionally, Mr. Martel has an MBA in Telecommunications Management with over 20 years experience in business management.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet, Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc.
Phone: 908-204-0004